A NASDAQ Traded Company - Symbol HBNC May 7, 2020

Forward-looking Statements 2

Directors Standing for Election James B. Dworkin Daniel F. Hopp Mr. Dworkin is the Chancellor Emeritus Mr. Hopp retired in June 2011 as Senior of Purdue University North Central. He Vice President, Corporate Affairs, and has over 42 years of experience in General Counsel of Whirlpool Corporation, a education and has a business school Fortune 500 company located within background and a Ph.D. in Industrial Horizon’s market area. He has a law degree Relations. He currently serves as a and has over 26 years’ experience working Professor of Management at the with a publicly traded corporation. He has Krannert School of Management at served on Horizon’s Board of Directors since Purdue University. He has served on 2005 and on the Board of Directors of Horizon’s Board of Directors since 2003 Horizon Bank since 2004. He has served as and on the Board of Directors of Horizon the Lead Director of Horizon’s Board of Bank since 2002. Directors since July 1, 2013. Michele M. Magnuson Steven W. Reed Ms. Magnuson is the former President Mr. Reed is a partner with the firm of BGBC and Chief Financial Officer and a Partners, LLP, an Indianapolis full service director of both LaPorte Bancorp, Inc. accounting, and business consulting firm. and its wholly owned banking subsidiary Additionally, Mr. Reed holds the appellations The LaPorte Savings Bank, an Indiana- “Accredited in Business Valuation (ABV)” chartered savings bank. Ms. Magnuson and “Certified in Financial Forensics (CFF).” has served on both Horizon’s and Mr. Reed has served on the Board of Horizon Bank’s Board of Directors since Directors of Horizon since 2014 and Horizon her appointment in July 2016. Bank since 2012. 3

Horizon’s Response to the COVID-19 Emergency 4

Thank You for Your Continued Support A NASDAQ Traded Company - Symbol HBNC May 7, 2020